Exhibit 4.3

DESCRIPTION OF SECURITIES

The following description of the capital stock of Spire Global, Inc. (“us,” “our,” “we,” or the “Company”) is a summary. We have adopted an amended and restated certificate of incorporation and amended and restated bylaws and this description summarizes the provisions that are included in such documents. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this Exhibit 4.3, you should refer to our amended and restated certificate of incorporation, amended and restated bylaws, our Investor Rights Agreement (defined below) and the Warrant Agreement (defined below), each previously filed with the Securities and Exchange Commission (the “SEC”) and incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.3 is a part, and to the applicable provisions of Delaware law.

General

Our authorized capital stock consists of 1,115,000,000 shares, $0.0001 par value per share, of which:

• 1,000,000,000 shares are designated as Class A common stock;

• 15,000,000 shares are designated as Class B common stock; and

• 100,000,000 shares are designated as preferred stock.

As of December 31, 2021, there were 139,096,000 shares of Class A common stock issued and outstanding, 12,058,614 shares of Class B common stock outstanding, and no shares of our preferred stock outstanding.

Common Stock

Our certificate of incorporation authorizes two classes of common stock: Class A common stock and Class B common stock. The rights of the holders of our Class A common stock and our Class B common stock are identical, except with respect to voting and certain economics rights. Some of the terms of these classes of our common stock are discussed in greater detail below.

Dividend Rights

Subject to the prior rights of holders of all classes and series of stock at the time outstanding having prior rights as to dividends, the holders of our Class A common stock are entitled to receive dividends on a pro rata basis out of any assets legally available as may be declared from time to time by our board of directors. Dividends may not be declared or paid on our Class B common stock.

Right to Receive Liquidation Distributions

If we become subject to a liquidation, dissolution, or winding up, the assets legally available for distribution to our stockholders would be distributable on an equal priority, pro rata basis to the holders of our Class A common stock unless different treatment is approved by the majority of the holders of our Class A common stock and our Class B common stock, each voting separately as a class, subject to the rights of any holders of any series of our preferred stock then outstanding. Our Class B common stock is entitled to receive a maximum of $0.0001 per upon a liquidation, dissolution, or winding up.

Voting Rights

Holders of our Class A common stock are entitled to one vote for each share held as of the record date for the determination of the stockholders entitled to vote on such matters and holders of our Class B common stock are entitled to nine votes for each share held at the record date for the determination of the stockholders entitled to vote on such matters, except as otherwise required by law. The holders of our Class A common stock and our Class B common stock vote together as a single class, unless otherwise expressly provided in our certificate of incorporation or required by law.

Under our certificate of incorporation, approval of the holders of at least two-thirds of the outstanding shares of our Class B common stock, voting as a separate class, is required to:

• directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise, amend or repeal, or adopt any provision of our certificate of incorporation inconsistent with, or otherwise alter, any provision of our certificate of incorporation relating to the voting or other rights, powers, preferences, privileges or restrictions of our Class B common stock;

• reclassify any outstanding shares of our Class A common stock into shares having the right to have more than one vote for each share thereof; or

• issue any shares of our Class B common stock.

In addition, Delaware law could require either holders of our Class A common stock or of our Class B common stock to vote separately as a single class in the following circumstances:

• if we were to seek to amend our certificate of incorporation in a manner that alters or changes the powers, preferences, or special rights of a class of stock in a manner that affected its holders adversely; and

• if we were to seek to amend our certificate of incorporation to increase or decrease the par value of a class of stock, then that class would be required to vote separately to approve the proposed amendment.

Subject to any rights of the holders of any series of our preferred stock to elect directors under specified circumstances, the number of directors that constitutes our board of directors will be fixed solely by resolution of our board of directors. Our certificate of incorporation and bylaws have established a classified board of directors that is divided into three classes with staggered three-year terms. Only the directors in one class will be subject to election by a plurality of the votes cast at each annual meeting of our stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms. There is no cumulative voting with respect to the election of directors.

Conversion and Transferability

Shares of our Class A common stock and our Class B common stock are not convertible into any other shares of our capital stock. Each share of our Class B common stock will automatically and without further action on the part of us or the holders of our Class B common stock be transferred to us for no consideration upon (i) the affirmative written election of such holder, (ii) the date fixed by our board of directors that is no less than 61 days and no more than 180 days following the first time after 11:59 p.m. Eastern Time on August 16, 2021, which is the closing date of our merger with NavSight (defined below), that both (a) such Founder is no longer providing services to us as an officer, employee, or consultant and (b) such Founder is no longer one of our directors, (iii) the date fixed by our board of directors that is no less than 61 days and no more than 180 days following the date that such Founder’s employment with us is terminated for Cause for Termination (as such term is defined in our certificate of incorporation), or (iv) upon the death or disability of such Founder. In addition, upon the sale, assignment, transfer, or other disposition of shares of Class A common stock held by the Founders pursuant to transfers not permitted by our certificate of incorporation, an equivalent number of shares of Class A common stock held by such Founder will be automatically and without further action on the part of us or such Founder be transferred to us for no consideration.

Notwithstanding the foregoing, all outstanding shares of our Class B common stock will automatically and without further action on the part of us or the holders of Class B common stock be transferred to us for no consideration on (i) the date specified by the holders of two-thirds of the then outstanding shares of our Class B common stock, voting as a separate class, or in the affirmative written election executed by the holders of two-thirds of the then outstanding shares of our Class B common stock, or (ii) the date fixed by our board of directors that is no less than 61 days and no more than 180 days following the date that the number of outstanding shares of our Class B common stock held by the Founders represents less than 10% of the aggregate number of shares of our Class B common stock held collectively by the Founders as of 11:59 p.m. Eastern Time on August 16, 2021.

Other Matters

All outstanding shares of our common stock are fully paid and nonassessable. Our common stock is not entitled to preemptive rights and is not subject to redemption or sinking fund provisions.

Preferred Stock

Our board of directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of preferred stock in series, to establish from time to time the number of shares to be included in each such series, and by filing a certificate pursuant to the applicable law of the State of Delaware (“Preferred Stock Designation”) to fix the designation, powers, preferences, and rights of the shares of each series and any qualifications, limitations, or restrictions thereof. Our board of directors is empowered to increase or decrease the number of shares of any series of Preferred Stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders, unless required by the Preferred Stock Designation, irrespective of the provisions of the Delaware General Corporation Law (the “DGCL”). Our board of directors is able to authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in control of the company and might adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. There are currently no plans to issue any shares of preferred stock.

Warrants

Public Warrants

Pursuant to the warrant agreement by and between American Stock Transfer & Trust Company, LLC (“AST”) and NavSight Holdings, Inc., a Delaware corporation and our predecessor company (“NavSight”), dated as of September 9, 2020 (the “Warrant Agreement”), each whole warrant entitles the registered holder to purchase one share of our Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on September 16, 2021, provided in each case that we have an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering the shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the Warrant Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of shares of Class A common stock. The warrants will expire five years after August 16, 2021, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to us satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and we will not be obligated to issue a share of Class A common stock upon exercise of a warrant unless the share of Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.

We have agreed that, as soon as practicable, but in no event later than twenty business days after August 16, 2021, use our commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of our Class A common stock issuable upon exercise of the warrants. We will use commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the warrants in accordance with the provisions of the Warrant Agreement. If a registration statement covering the issuance of the shares of our Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after August 16, 2021, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. In addition, if shares of Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of the Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we elect to do so, it will not be required to file or maintain in effect a registration statement, but we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering each such warrant for that number of shares of Class A common stock equal to the lesser of (i) the quotient obtained by dividing (a) the product of the number of shares of Class A common stock underlying the warrants, multiplied the excess of the “fair market value” less the exercise price of the warrants by (b) the fair market value and (ii) 0.361. The “fair market value” shall mean the volume weighted average price of the shares of Class A common stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of Warrants When the Price per Share of Class A Common Stock Equals or Exceeds $18.00

Once the warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):

• in whole and not in part;

• at a price of $0.01 per warrant;

• upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

• if, and only if, the last reported sale price of the shares of our Class A common stock for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like).

If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. However, we will not redeem the warrants unless an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her, or its warrant prior to the scheduled redemption date. Any such exercise would not be done on a “cashless” basis and would require the exercising warrant holder to pay the exercise price for each warrant being exercised. However, the price of the shares of Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of Warrants When the Price per Share of Class A Common Stock Equals or Exceeds $10.00

Once the warrants become exercisable, we may redeem the outstanding warrants:

• in whole and not in part;

• at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of Class A common stock (as defined below);

• if, and only if, the Reference Value (as defined above under “Redemption of Warrants When the Price per Share of Class A common stock Equals or Exceeds $18.00”) equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like); and

• if the Reference Value is less than $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), the private placement warrants must also be concurrently called for redemption on the same terms (except as described above with respect to a holder’s ability to cashless exercise its warrants) as the outstanding public warrants as described above.

The numbers in the table below represent the number of shares of Class A common stock that a warrant holder will receive upon exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of Class A common stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined based on volume-weighted average price of Class A common stock as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

Pursuant to the Warrant Agreement, references above to shares of Class A common stock shall include a security other than shares of Class A common stock into which the shares of Class A common stock have been converted or exchanged for in the event we are not the surviving company in the initial business combination. The numbers in the table below will not be adjusted when determining the number of shares of Class A common stock to be issued upon exercise of the warrants if we are not the surviving entity in a merger.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of the warrant is adjusted. See “—Anti-dilution Adjustments.” If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exercise price of the warrant after such adjustment and the denominator of which is the price of the warrant immediately prior to such adjustment. In such an event, the number of shares in the table below shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. If the exercise price of the warrant is adjusted, as a result of raising capital in connection with the initial business combination, the adjusted stock prices in the column headings will by multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “—Anti-dilution Adjustments” and the denominator of which is $10.00.

Redemption Date (period to expiration of warrants)	Fair Market Value of Class A Common Stock
	≤ $10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥ $18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A common stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume-weighted average price of Class A common stock as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 Class A common stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume-weighted average price of Class A common stock as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 Class A common stock for each whole warrant. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 Class A common stock per warrant (subject to adjustment).

This redemption feature differs from the typical warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the shares of Class A common stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the shares of Class A common stock are trading at or above $10.00 per share, which may be at a time when the trading price of Class A common stock is below the exercise price of the warrants. We have established this redemption feature to provide it with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold. See “—Redemption of Warrants When the Price per Share of Class A Common Stock Equals or Exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of the IPO. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.

As stated above, we can redeem the warrants when our Class A common stock is trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when Class A common stock is trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of Class A common stock than they would have received if they had chosen to wait to exercise their warrants for Class A common stock if and when such Class A common stock was trading at a price higher than the exercise price of $11.50.

No fractional shares of Class A common stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A common stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the shares of Class A common stock pursuant to the warrant agreement (for instance, if we are not the surviving company in a merger), the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the shares of Class A common stock, we (or surviving company) will use our commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.

Redemption Procedures

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of Class A common stock issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments

If the number of outstanding shares of Class A common stock is increased by a stock capitalization or stock dividend payable in shares of Class A common stock, or by a split-up of common stock or other similar event, then, on the effective date of such stock capitalization or stock dividend, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Class A common stock. A rights offering to holders of Class A common stock entitling holders to purchase Class A common stock at a price less than the “historical fair market value” (as defined below) will be deemed a stock dividend of a number of shares of Class A common stock equal to the product of (i) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A common stock) and (ii) one minus the quotient of (x) the price per share of Class A common stock paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for shares of Class A common stock, in determining the price payable for Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume-weighted average price of shares of Class A common stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of shares of Class A common stock on account of such Class A common stock (or other securities into which the warrants are convertible), other than (i) as described above, (ii) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of Class A common stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of Class A common stock issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, or (iii) in those other cases applicable per the terms of the Warrant Agreement, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event.

If the number of outstanding shares of Class A common stock is decreased by a consolidation, combination, reverse share split or reclassification of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Class A common stock.

Whenever the number of shares of Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (i) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment and (ii) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Class A common stock (other than those described above or that solely affects the par value of such Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Class A common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A common stock in such a transaction is payable in the form of Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants were issued in registered form under a warrant agreement between AST, as warrant agent, and NavSight. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then-outstanding Public Warrants to make any change that adversely affects the interests of the registered holders.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive Class A common stock. After the issuance of Class A common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number, the number of shares of Class A common stock to be issued to the warrant holder.

Private Placement Warrants

The private placement warrants are identical to the public warrants, except that, so long as they are held by the Sponsor or its permitted transferees, (i) they will not be redeemable by us, (ii) they (including the Class A common stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after the Closing, (iii) they may be exercised by the holders on a cashless basis, and (iv) they will be entitled to registration rights.

Anti-Takeover Provisions

Certain provisions of Delaware law, our certificate of incorporation, and our bylaws, which are summarized below, may have the effect of delaying, deferring, or discouraging another person from acquiring control of us. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors.

Section 203 of the DGCL

We are governed by the provisions of Section 203 of the DGCL. In general, Section 203 of the DGCL prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

• either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder was approved by the board of directors prior to the time that the stockholder became an interested stockholder;

• upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by directors who are also officers of the corporation and shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

• at or subsequent to the time the stockholder became an interested stockholder, the business combination was approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include mergers, asset sales, and other transactions resulting in financial benefit to a stockholder and an “interested stockholder” as a person who, together with affiliates and associates, owns, or, within the prior three years, did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring, or preventing changes in control of us.

Proposed Certificate of Incorporation and Proposed Bylaws Provisions

Our certificate of incorporation and bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our board of directors or management team, including the following:

Dual Class Stock

As described above, our Class B common stock has nine votes per share, while our Class A common stock, which is the only class of our capital stock that is publicly traded, has one vote per share. As a result of this dual class structure, the Founders have an aggregate of ten votes per share of Class A common stock, which will provide the Founders significant influence over matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction.

Board of Directors Vacancies

Our certificate of incorporation and bylaws authorize only a majority of the remaining members of our board of directors, although less than a quorum, to fill vacant directorships, including newly created seats. In addition, subject to the rights of holders of any series of preferred stock to elect directors under specific circumstances, the number of directors constituting our board of directors will be permitted to be set only by a resolution of our board of directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This will make it more difficult to change the composition of our board of directors and will promote continuity of management.

Classified Board

Our board of directors is divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This system of electing and removing directors may tend to discourage a third-party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Stockholder Action; Special Meeting of Stockholders

Our certificate of incorporation and bylaws provide that our stockholders may not take action by written consent but may only take action at a duly called annual or special meeting of the stockholders. As a result, a holder controlling a majority of the voting power of our capital stock would not be able to amend our bylaws, amend our certificate of incorporation or remove directors without holding a meeting of our stockholders called in accordance with our bylaws. Our bylaws further provide that special meetings of our stockholders may be called only by a majority of our board of directors, the chairperson of our board of directors, or our Chief Executive Officer, President, or Secretary, thus prohibiting stockholder action to call a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our bylaws provide advance notice procedures for stockholders seeking to bring business before the annual meeting of stockholders or to nominate candidates for election as directors at the annual meeting of stockholders. Our bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before the annual meeting of stockholders or from making nominations for directors at the annual meeting of stockholders if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

No Cumulative Voting

The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our certificate of incorporation does not provide for cumulative voting.

Amendment of Charter and Bylaws Provisions

Any amendment of our certificate of incorporation that requires stockholder approval pursuant to the DGCL requires the affirmative vote of the holders of at least a majority of the voting power of our then outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class. Our bylaws provide that the affirmative vote of the holders of at least a majority of the total voting power of our then outstanding capital stock, voting together as a single class, is required for stockholders to alter, amend or repeal, or adopt any provision of our bylaws.

Issuance of Undesignated Preferred Stock

Our certificate of incorporation provides that our board of directors has the authority, without further action by our stockholders, to issue up to 100,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, or other means.

Exclusive Forum

Our bylaws provide that, unless otherwise consented to by us in writing, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, or other employees to us or our stockholders; (iii) any action arising pursuant to any provision of the DGCL or our certificate of incorporation of bylaws; or (iv) any action asserting a claim governed by the internal affairs doctrine, in all cases subject to the court having jurisdiction over indispensable parties named as defendants. Our bylaws further provide that, unless otherwise consented to by us in writing, the federal district courts of the United States are the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act against any person in connection with any offering of our securities, including, without limitation and for the avoidance of doubt, any auditor, underwriter, expert, control person, or other defendant. Any person or entity purchasing or otherwise acquiring any interest in our securities shall be deemed to have notice of and consented to this provision. Nothing in this provision will apply to any action brought to enforce a duty or liability created by the Securities Exchange Act of 1934. Stockholders cannot waive compliance (or consent to non-compliance) with the federal securities laws and the rules and regulations thereunder. These provisions may have the effect of discouraging lawsuits against us or our directors and officers.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation of us. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Registration Rights

The Investor Rights Agreement, dated as of February 28, 2021, by and between us, Six4 Holdings, LLC, Gilman Louie, Henry Crumpton, Jack Pearlstein, Robert Coleman, William Crowell, Peter Platzer, Theresa Condor, William Porteous and Stephen Messer provides that we are required to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of Class A common stock and other equity securities that are held by the parties thereto from time to time, subject to the restrictions on transfer therein.

The PIPE Subscription Agreements provide that we are required to file with the SEC, a shelf registration statement covering the resale of the shares of Class A common stock issued to the PIPE Investors and to use commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof but no later than the earlier of (i) the 90th calendar day (or 120th calendar day in the event the SEC reviews and has written comments to the registration statement) following the filing date thereof and (ii) the 10th business day after the date we are notified (orally or in writing, whichever is earlier) by the SEC that such registration statement will not be “reviewed” or will not be subject to further review.

As described above, we also agreed pursuant to the warrant agreement to file a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants.

Transfer Agent

The transfer agent and warrant agent for our common stock and warrants, respectively, is AST.

Listing

Our Class A common stock is listed on the New York Stock Exchange under the symbol “SPIR.”